Exhibit 99.1

SinoCoking and Coke Chemical Industries, Inc.  Announces
Coal Supply Agreement with Zhengyun Coal Distribution

Provides up to 3 million metric tons of coal and the potential to generate up to $7 million in net income during the coming fiscal year

PINGDINGSHAN, China, Sept. 10 -- SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK - News) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced an agreement with Zhengyun Coal Distribution Co., Ltd. (“Zhengyun Coal”) to purchase up to 3 million metric tons of raw and clean coal annually. Zhengyun Coal is a subsidiary and the sales division of Zhengzhou Coal Industry Group, a Shanghai Stock Exchange listed company (ticker 600121) and one of the top six state-owned coal mining companies in Henan Province

The strategic cooperate agreement with Zhengyun Coal will provide the Company with up to 2 million metric tons of raw coal and 1 million metric tons of washed coal. Pursuant to this strategic agreement, the Company has signed monthly purchase orders for August and September deliveries for raw coal at $87 per metric ton, and has also orally reached an agreement to set the washed coal price at $141-$151, both of which are below current market prices and at levels enjoyed by large state-owned enterprises in China. Zhengyun Coal has also agreed verbally to give Sinocoking the option to take monthly delivery up to 250,000 metric tons of raw and washed coal, but it is not obligated.  Based on the strategic agreement, the Company looks to expand its sales and distribution networks in central, southern and eastern China.

Assuming the Company takes full delivery of 2 metric million tons and 1 million metric tons of raw and clean coal, respectively, management expects that it could generate approximately $146 million in revenue and $7 million in net income during the coming fiscal year, based on the price levels of the Company’s August and September purchase orders.

“We are very pleased to have secured sufficient coal to operate both our current and washing and coking facilities and coming new coking facilities at capacity,” said Mr. Jianhua Lv, Chief Executive Officer of SinoCoking. “In addition, we now have sufficient coal to meet our needs when our new coking facility comes online during the first half of calendar 2011. Being one of the larger vertically-integrated private coal and coke processors in Henan Province, it was important for SinoCoking to maintain our current production levels in order to serve our customers in Henan and other regions across China. These agreements with Zhengyun Coal give us the security of high quality coal at terms that should allow us to generate an attractive return to shareholders. What is more, we are now under negotiating with other provincial state-owned coal mining companies, and will copy such cooperation method in seeking opportunities with other big state owned coal companies to secure coal resource of up to 10 million metric tons per year.”

About SinoCoking

SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation (Nasdaq:SCOK - News), is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking currently has mining rights and capacity to extract 300,000 tons of coal per year from its own mines located in the Henan Province in central China. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking, a Florida corporation, owns its assets and conducts its operations through its subsidiaries, Top Favour Limited, a British Virgin Islands holding company, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. ("Hongyuan"), Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. ("Hongli"), Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

SinoCoking Coal and Coke Chemical Industries, Inc.
Sam Wu
Chief Financial Officer
Tel: +86-375-2882-999 +86-375-2882-999
Email: wuzan@vip.sina.com

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716 +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net